Exhibit n.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement (Form N-2, No. 333-181853) of MacKenzie Realty Capital, Inc. of our report dated September 27, 2013, relating to the financial statements of Mackenzie Realty Capital, Inc., as of June 30, 2013 and 2012, and for the year ended June 30, 2013, and for the period from January 25, 2012 (date of inception) through June 30, 2012, and to the reference to our firm as “experts” under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California
August 6, 2014